AZZ First Quarter - Fiscal Year 2015
June 27, 2014

AZZ incorporated Reports Financial Results for the First Quarter of Fiscal Year 2015

Reports First Quarter 2015 EPS of $0.58

Announces Record Quarterly Sales of $216.1 million, up $32.9 million or 18.0% compared to First Quarter Fiscal 2014

Backlog finishes at $309.0 million, compared to $270.6 million for First Quarter Fiscal 2014, an increase of 14.2%

Consolidated operating margins decline to 12.9% vs. 13.1% in First Quarter Fiscal 2014

Company reaffirms FY 2015 EPS target range of $2.40 to $2.80 per share and target sales range of $850 million to $900 million

Company declares quarterly dividend of $0.14 per share

June 27, 2014 - FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a global provider of electrical products and highly engineered services and a leading provider of galvanizing services in North America, today announced unaudited financial results for the three month period ended May 31, 2014. Revenues for the first quarter of fiscal year 2015 were $216.1 million compared to $183.2 million for the same quarter last year, an increase of 18.0 percent. Net income for the first quarter was $14.9 million, or $0.58 per diluted share, compared to net income of $14.5 million, or $0.57 per diluted share, for the same quarter last year.

Earnings during the quarter included a pretax gain of $2.4 million from an insurance settlement relating to losses incurred at our Joliet galvanizing facility. Adjusted earnings without this gain would have been $0.52 per share for the first quarter of fiscal 2015. During the prior year’s first quarter AZZ recorded non-recurring items including income related to a favorable settlement of a lawsuit, expenses from acquisitions, and operating losses at our Joliet facility. Adjusted earnings per share for the first quarter of fiscal 2014 without these non-recurring items would have been $0.56 per share. Included with the attached financial tables is a reconciliation of these nonrecurring items.

AZZ’s backlog at the end of the first quarter of fiscal 2015 was $309.0 million, compared to $270.6 million at the end of the first quarter of fiscal year 2014. Of the $309.0 million backlog, 27.0 percent will be delivered outside of the U.S. Incoming orders for the first quarter of fiscal 2015 were $200.2 million while revenue for the quarter totaled $216.1 million, resulting in a book to ship ratio of 93.0 percent.

Revenues for AZZ’s Energy Segment for the first quarter of fiscal 2015 were $130.5 million as compared to $96.5 million for the same quarter last year, an increase of 35.3 percent. This increase is mainly attributable to the acquisition of WSI LLC (together with its subsidiaries, “WSI”) on March 29, 2013 which contributed $72.9 million in revenues for the full quarter as compared to $41.5 million for two months in the same quarter last year. Operating income for the segment increased 5.9 percent to $13.8 million compared to $13.0 million for the same period last year. The increase in year-over-over operating income is also attributable to the acquisition of WSI which provided $6.9 million in operating income as compared to $3.3 million in the same

AZZ First Quarter - Fiscal Year 2015
June 27, 2014

period last year. Excluding the WSI acquisition, operating income decreased $2.7 million. Operating margins for the first quarter of fiscal 2015 were 10.6 percent as compared to 13.5 percent in the same period last year. Excluding the acquisition of WSI, first quarter fiscal year 2015 Energy Segment operating margins would have been 12.1 percent.

Revenues for AZZ’s Galvanizing Service Segment for the first quarter of fiscal year 2015 were $85.6 million, compared to $86.7 million in the same period last year, a decrease of 1.3 percent. Operating income was $22.0 million as compared to $21.5 million in the same period last year, an increase of 2.3 percent. As mentioned earlier, segment operating income included a $2.4 million gain from the settlement of insurance related to the fire at our Joliet facility. These proceeds were recorded as an offset to cost of sales during the first quarter of fiscal 2015 as they were related to reimbursement for business interruption. During the first quarter of fiscal 2014, a loss was recorded in the amount of $0.8 million due to the fire at our Joliet facility. These gains and losses are included in the Galvanizing Services Segment operating income for segment reporting purposes. Without these non-recurring items, the Galvanizing Services Segment operating income would have been $19.6 million for the first quarter of fiscal 2015 and $22.3 million for the same period last year. Operating margins without these non-recurring items would have been 22.9% and 25.7%, respectively, for the three months ended May 31, 2014 and 2013. Margins were negatively impacted by decreases in the electric utility market, primarily solar, and higher overhead costs.

Tom Ferguson, president and chief executive officer of AZZ incorporated, said, “Financial results for the quarter were as anticipated with revenue hitting record levels at $216.1 million on the strength of a full quarterly contribution from WSI compared to just two months in last year’s comparable quarter. Increased quoting activity and the current backlog in our Energy Segment gives us confidence that the latter half of the fiscal year continues to look promising. Within the Energy Segment our Industrial platform gained momentum, particularly in the petrochemical and refining market; and our Electrical platform faced mixed markets, but saw growth in enclosures and switchgear.”

“Activity in the Galvanizing Services Segment is approaching more historical operating levels after experiencing severe winter conditions. We are also expanding the focus of our Galvanizing services segment to include other metal finishing technologies that we expect will create new opportunities and enhance our industry position as the leading corrosion protection solutions provider in North America.”

Mr. Ferguson concluded, “I am appreciative of the efforts of all of our employees and their continued commitment to operational excellence and to the success of AZZ. I am encouraged that we have a solid portfolio of products and innovative technologies to successfully compete and attract larger market share. Going forward we will continue to leverage our sales teams across all of our Energy segment businesses in North America; aggressively expand our business internationally; streamline our platforms and grow our Galvanizing business, both organically and with targeted acquisitions.  We see a large number of untapped opportunities that will permit us to continue to grow the Company in the coming years.”

As previously noted, the Company’s shipments are typically related to the completion of projects. Because of that, financial results, on a quarterly basis, are not of a linear nature and that variability can provide a distorted picture of the Company’s performance on a quarter-over-quarter basis. However, based upon the evaluation of information currently available, management continues to anticipate fiscal year 2015 gross revenues to be in the range of $850 to $900 million and its earnings to be in the range of $2.40 and $2.80 per diluted share for the year.

AZZ First Quarter - Fiscal Year 2015
June 27, 2014

Additionally, the Company announced that the Board of Directors, at its regularly scheduled quarterly meeting, declared a $0.14 per share cash dividend on the Company’s common stock outstanding. The dividend will be paid at the close of business on July 25, 2014, to shareholders of record on July 11, 2014.

AZZ incorporated will conduct a conference call to discuss financial results for the first quarter of fiscal year 2015 at 11:00 A.M. ET on Friday, June 27, 2014. Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 (international). The call will be web cast via the Internet at http://www.azz.com/investor-relations. A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation #10048014 or for 30 days at http://www.azz.com/investor-relations.

AZZ incorporated is a global provider of specialty electrical equipment and highly engineered services to the power generation, transmission, distributions, and industrial markets as well as a leading provider of hot dip galvanizing services to the North American steel fabrication market.

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,“ “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets that AZZ serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management and employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2014 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	Paul Fehlman, Senior Vice President - Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

---Financial tables on the following page---

AZZ First Quarter - Fiscal Year 2015
June 27, 2014

AZZ incorporated
Condensed Consolidated Statement of Income
(in thousands except per share amounts)

	Three Months Ended
	May 31, 2014	May 31, 2013
	(unaudited)	(unaudited)

Net sales	$216,126	$183,175
Cost of Sales	160,738	132,460
Gross Margin	55,389	50,715

Selling, General and Administrative	27,541	26,687
Operating Income	27,847	24,028

Interest Expense	4,209	4,478
Net (Gain) Loss on Sale or Insurance Settlement of Property, Plant and Equipment	(27)	(23)
Other (Income)	(31)	(3,828)
Income before Income Taxes	$23,696	$23,402
Income Tax Expense	8,771	8,855
Net income	$14,925	$14,547
Earnings Per Common Share
Basic	$0.58	$0.57
Diluted	$0.58	$0.57

Diluted Average Shares Outstanding	25,739	25,655

Segment Reporting
(in thousands)

	Three Months Ended
	May 31, 2014	May 31, 2013
	(unaudited)	(unaudited)

Net Sales:
Energy	$130,521	$96,466
Galvanizing Services	85,605	86,709
	$216,126	$183,175

Segment Operating Income:
Energy	$13,812	$13,048
Galvanizing Services	21,990	25,699
Total Segment Operating Income	$35,802	$38,747

AZZ First Quarter - Fiscal Year 2015
June 27, 2014

Condensed Consolidated Balance Sheet
(in thousands)

	May 31, 2014	February 28, 2014
	(unaudited)	(unaudited)

Assets:
Current Assets	$329,929	$296,181
Net Property, Plant and Equipment	197,416	197,639
Other Assets, Net	456,194	459,433
Total Assets	$983,539	$953,253

Liabilities and Shareholders’ Equity:
Current Liabilities	$158,005	$144,016
Long Term Debt Due After One Year	378,607	384,768
Long Term Liabilities Due After One Year	9,121	9,121
Other Liabilities	45,865	39,435
Shareholders’ Equity	391,941	375,913
Total Liabilities and Shareholders’ Equity	$983,539	$953,253

AZZ First Quarter - Fiscal Year 2015
June 27, 2014

AZZ incorporated
Non-GAAP Disclosure
Adjusted Earning and Adjusted Earnings Per Share

Adjusted Earnings and Adjusted Earnings Per Share

In addition to reporting financial results in accordance with GAAP, AZZ has provided adjusted earnings and adjusted earnings per share, which are non-GAAP measures. Management believes that the presentation of these measures provides investors with greater transparency comparison of operating results across a broad spectrum of companies, which provides a more complete understanding of AZZ’s financial performance, competitive position and prospects for the future. Management also believes that investors regularly rely on non-GAAP financial measures, such as adjusted earnings and adjusted earnings per share, to assess operating performance and that such measures may highlight trends in the Company’s business that may not otherwise be apparent when relying on financial measures calculated in accordance with GAAP.

The following table provides a reconciliation for the three month period ended May 31, 2014 and 2013 between net income and diluted earnings per share calculated in accordance with GAAP to adjusted earnings and adjusted per share, respectively, which are shown net of tax (dollars in thousands, except per share data):

	Three Months Ended May 31,
	2014		2013
		(in thousands, except EPS)
		Per Diluted Share		Per Diluted Share
Net Income and Diluted Earnings Per Share	$14,925	$0.58	$14,457	$0.57

Adjustments (Net of Tax)

Joliet Facility Fire Operating Loss	0	0	495	0.02

Joliet Facility Fire-Business Interruption Insurance Proceeds	(1,505)	(0.06)	0	0

Law Suit Settlement	0	0	(2,611)	(0.10)

Acquisition Related Expense	0	0	1,981	0.07

Adjusted Earnings and Adjusted Earnings Per Share	$13,420	$0.52	$14,322	$0.56

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